UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

TEAM FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-932495	20-3818106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HEALTH FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-932495	20-3818041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Winston Road Knoxville, Tennessee 37919		37919
(Address of principal executive offices)		(Zip Code)

(800) 342-2898

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 29, 2008, Dr. Alan Muney was elected to the Board of Representatives (the “Board”) of Team Finance LLC (“Team Finance”) and Health Finance Corporation (“Health Finance” and, together with Team Finance and Team Health, Inc., the “Company”). Dr. Muney will also serve as a member of the audit and compensation committees of the Company. Greg Roth, the Company’s President and Chief Executive Officer, was also appointed to the Board and audit and compensation committees of the Company as previously reported by the Company on a Current Report on Form 8-K, filed on May 1, 2008.

Dr. Muney is currently an Executive Director at The Blackstone Group. Before joining Blackstone, Dr. Muney was the executive vice president and chief medical officer of Oxford Health Plans and chief medical officer of United Healthcare of the Northeast region from 1998-2007. Prior to that, he was senior vice president and chief medical officer for Avanti Health systems, a division of NYLCare health plans. He was also regional medical director for Mullikin Medical Centers, a large multi-specialty medical group in California. In these positions, Dr. Muney had responsibility for business development, restructuring, utilization, quality and disease management programs, employer health benefit design strategies, and external relationships with providers, regulators, and the media. He is a frequent lecturer on issues in managed health care. Dr. Muney will receive no compensation for serving as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCE LLC

Date: June 4, 2008	By:	/s/ David P. Jones
	Name:	David P. Jones
	Title:	Chief Financial Officer

HEALTH FINANCE CORPORATION

Date: June 4, 2008	By:	/s/ David P. Jones
	Name:	David P. Jones
	Title:	Chief Financial Officer